Exhibit 99.1

Command Center Acquires Hancock Staffing

Strengthens Company’s Presence in the Arkansas and Oklahoma Markets

DENVER, Colorado – June 6, 2016 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, has acquired substantially all of the assets of Hancock Staffing.

Hancock Staffing operated branches in both Little Rock, Arkansas, and Oklahoma City, Oklahoma. These two branches have annualized revenue of approximately $8 million and will be immediately accretive to earnings. Hancock Staffing provides services in the same general market segments that Command Center currently operates, including light industrial, construction, hospitality and event services.

Hancock Staffing differentiated its position in the staffing industry by building on the experience of its team. Founder Tom Hancock, a retired United States Army Lieutenant Colonel (Special Forces Vietnam and Desert Storm), had over 15 years of industry experience in the staffing industry. Mr. Hancock recently passed away, however, he left a very experienced team in each of the offices.

Vice president of sales and operations in Arkansas, Ed Gough, is a retired United States Marine Corps Gunnery Sergeant and has 10 years’ experience in the labor and staffing industry. Vice president of sales and operations for the Oklahoma office, Stan Visser, is also a retired United States Marine and has over 15 years’ experience in the industry. Other employees at each office have been with the company for a number of years and provide valuable experience and quality service for their customers. This collective experience and commitment to service has translated into sustained, successful operations out of each location.

“Hancock Staffing is a well-established staffing name in Oklahoma and Arkansas,” said Bubba Sandford, Command Center’s president and CEO. “Acquiring their operations strengthens our presence in these two important markets and is a prudent allocation of capital that we expect will produce an attractive return for our shareholders. Our current corporate office staff in Denver will be able to support the Hancock offices without additional headcount. Similar to our organization, Hancock Staffing has built their business on a service-oriented culture, which has fostered high-quality, long-term client relationships. This acquisition is the right fit for us, and we look forward to welcoming their exceptional team into our organization.”

Command Center paid for the acquisition with cash on hand, and the parties closed the transaction on June 3, 2016. Included in the assets obtained by Command Center were the accounts receivable of Hancock Staffing as of the time of closing. Further details can be found in the company’s Form 8-K filing regarding this transaction.

About Command Center
Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 61 field offices, the company provides employment annually for nearly 33,000 field team members working for 3,300 clients. For more information about Command Center, go to www.commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, the severity and duration of the general economic downturn, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10-K filed with the Securities and Exchange Commission on March 24, 2016, and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact
Cody Slach
Liolios
Tel 949-574-3860
CCNI@liolios.com